EXHIBIT 5.1

ANDREAS M. KELLY, P.A.
2000 South Dixie Highway, Suite 100-I
Miami, FL 33133
Tel. 305.854.4255
Fax. 305.854.7663

August 29, 2002

Ideal Accents, Inc.
10200 W. Eight Mile Road
Ferndale, Michigan 48220

Gentlemen:

                    Re: Ideal Accents, Inc.

                    We have acted as counsel for Ideal Accents, Inc., a Florida corporation (the "Company"), in connection with rendering opinions in connection with the registration of up to 4,487,755 (the "Shares") of its common stock, par value $.001 per share.

                    In so acting, we have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                    In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

                    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, under the rules of Florida Law:
1.	The Company is a corporation validly existing and in good standing under the laws of the State of Florida.

2.	The Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the use of this letter as an exhibit to the registration statement filed covering the offer and sale of the Shares and to any and all references to our firm in the prospectus which is a part of such registration statement.

Very truly yours,

/s/ Andreas M. Kelly, Esq.